Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES ANNOUNCES THE SIGNING OF GEOTHERMAL PORTFOLIO PPA OF UP TO 150 MW TO SUPPORT GOOGLE’S DATA CENTER OPERATIONS

THROUGH NV ENERGY

LONG-TERM, CONTRACTUAL PORTFOLIO PPA TO SUPPORT GOOGLE’S DATA CENTER ENERGY NEEDS, STRENGTHENING ORMAT’S GROWTH STRATEGY BEYOND 2028

RENO, Nevada., February 17, 2026 – Ormat Technologies Inc. (NYSE:ORA) (the “Company” or “Ormat”), a leading geothermal and renewable energy company, today announced that it has entered into a long-term geothermal Power Purchase Agreement (PPA) with NV Energy to support Google’s operations in Nevada with up to 150MW of new geothermal capacity. The PPA, which will cover a multi-project portfolio, is enabled through NV Energy’s Clean Transition Tariff (CTT) and is subject to approval by the Public Utilities Commission of Nevada (PUCN), expected in the second half of 2026. The agreement dually supports Ormat’s long-term growth strategy and trajectory, enabling the development of multiple new geothermal projects, which are expected to come online from 2028 to 2030.

The agreement establishes a portfolio structure, allowing Ormat to develop a series of new geothermal projects across Nevada. These projects will be added to the portfolio as they reach commercial operation, beginning as early as 2028 and expected to continue through 2030. Per the PPA structure, the contract term begins with the first geothermal project achieving commercial operations and extends 15 years beyond the final project’s commercial operations date, offering long-duration stability for both companies while enabling efficient multi-site development planning.

Energy delivered under the portfolio PPA is enabled by NV Energy’s Clean Transition Tariff (CTT), which creates a scalable pathway for utilities and large energy users like Google to invest in clean, reliable electricity and accelerate advanced technologies while fully covering all costs associated with their electric service. The CTT can be replicated in many U.S. electricity markets.

“AI is fundamentally increasing electricity demand across the technology sector, and geothermal power is uniquely positioned to deliver the reliable, carbon-free power required to support that growth,” said Doron Blachar, Chief Executive Officer of Ormat Technologies. “This portfolio PPA provides long-term profitable revenue growth and clear visibility into our portfolio development plans, while solidifying our conviction in the expanded exploration and drilling activities we have undertaken over the past several years that laid the groundwork for securing this significant agreement and others like it. The combination of this PPA and its favorable terms, together with the extension of the geothermal tax credit provided through the OBBBA framework strengthens our ability to execute our long-term growth strategy and create substantial shareholder value. We are proud to partner with Google and NV Energy on this agreement, as Ormat’s leading capabilities in geothermal energy production will serve to strengthen Nevada’s clean-energy leadership while supporting our own growth in geothermal.”

“The momentum of the Clean Transition Tariff through this agreement with NV Energy, Google and Ormat demonstrates a proven, scalable model for large customers to partner with utilities and technology providers to bring new clean capacity to the grid,” said Briana Kobor, Head of Energy Market Innovation, Google. “By adding up to 150MW of new clean-firm geothermal capacity in Nevada, we are utilizing a repeatable framework that fully covers all costs associated with our electric service, ensuring the CTT insulates other ratepayers while strengthening the reliability of the local power system.”

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company, and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,600MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,695MW with a 1,310MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 385MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues and Adjusted EBITDA, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, legal, market, industry and geopolitical developments and incentives, demand for renewable energy, and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s most recent annual report, and in subsequent filings.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.